UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. ______)

___________________________________________

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ENFUSION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Enfusion, Inc.

125 South Clark Street, Suite 750

Chicago, IL 60603

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2022

Dear Enfusion Stockholder:

We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Enfusion, Inc. (“Enfusion”) to be held on June 16, 2022 at 9:00 a.m. Eastern Time at the New York Hilton Midtown, which is located at 1335 6th Avenue, New York, New York 10019.

We are holding the Annual Meeting for stockholders to consider and vote on the following matters, which are more fully described in the accompanying proxy statement:

1.	To elect Bradford E. Bernstein, Thomas Kim and Larry Leibowitz as Class I Directors to serve until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to their earlier resignation or removal;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
3.	To transact any other business that properly comes before the Annual Meeting (including any adjournments, continuations and postponements thereof).

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent public accounting firm as described in Proposal Two.

We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies.

On or about April 29, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2021 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

Only stockholders of record at the close of business on April 27, 2022 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or toll-free telephonic voting system, or, if you request to receive paper copies of these materials by mail, by returning your completed proxy card in the pre-addressed, postage-paid return envelope. If you attend the Annual Meeting in person, you may vote during the meeting even if you have previously returned a proxy. If, for any reason, you desire to revoke or change your proxy, you may do so at any time before it is exercised, such that submitting your proxy now will not prevent you from voting your shares at the Annual Meeting. The proxy is solicited by the board of directors of Enfusion, Inc.

Thank you for your ongoing support of and continued interest in Enfusion.

Sincerely,

Thomas Kim

Chief Executive Officer
Chicago, Illinois
April 29, 2022

Enfusion, Inc.

125 South Clark Street, Suite 750

Chicago, IL 60603

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2022

PROCEDURAL MATTERS

Our board of directors (the “Board”) solicits your proxy on our behalf for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our Annual Meeting (this “Proxy Statement”) and the accompanying notice of Annual Meeting. The Annual Meeting will be held on June 16, 2022 at 9:00 a.m. Eastern Time at the New York Hilton Midtown, which is located at 1335 6th Avenue, New York, New York 10019.

On or about April 29, 2022, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (“2021 Annual Report”). If you held shares of our Class A common stock or Class B common stock on April 27, 2022 you are invited to attend the meeting at the New York Hilton Midtown, which is located at 1335 6th Avenue, New York, New York 10019, and vote on the proposals described in this Proxy Statement.

In this Proxy Statement, the terms “Enfusion,” “the Company,” “we,” “us” and “our” refer to Enfusion, Inc. The mailing address of our principal executive offices is Enfusion, Inc., 125 South Clark Street, Suite 750, Chicago, IL 60603.

What matters are being voted on at the Annual Meeting?

You will be voting on:

•

The election of three Class I directors to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;

•

A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

•

Any other business as may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?	Our Board recommends a vote: • “FOR” the election of Bradford E. Bernstein, Thomas Kim and Larry Leibowitz as Class I directors; and

• “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock as of the close of business on April 27, 2022, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 65,583,289 shares of our Class A common stock outstanding and 47,470,971 shares of our Class B common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal. Holders of Enfusion Ltd. LLC’s Common Units (the “Common Units”) hold all of the issued and outstanding shares of our Class B common stock. The shares of Class B common stock have no economic rights. Each share of Class B common stock is entitled to one vote on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.”

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting?

We will be hosting our Annual Meeting at the New York Hilton Midtown, which is located at 1335 6th Avenue, New York, New York 10019. Any stockholder can attend the Annual Meeting in person. The Annual Meeting will start at 9:00 a.m. Eastern Time on June 16, 2022. Stockholders may vote and ask questions while attending the Annual Meeting.

How many votes are needed for approval of each proposal?

Proposal One: The election of directors requires a plurality of the votes properly cast on this proposal for the applicable nominee to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. You may vote "For" all the director nominees, "Withhold" authority to vote your shares for all the director nominees or "Withhold" authority to vote your shares with respect to any one or more of the director nominees. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Broker non-votes are not considered votes cast and will have no effect on the election of the nominees.

Proposal Two: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the votes properly cast on this proposal. Abstentions will have no effect on this proposal. Proposal Two is considered to be a routine matter, and a brokerage firm will be able to vote on this proposal even if it does not receive instructions.

What is the quorum requirement?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our Amended and Restated Bylaws (our “Bylaws”) and Delaware law. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

(1) By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 15, 2022. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);

(2) By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 15, 2022. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);

(3) By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting; or

(4) In Person (During the Annual Meeting): If you attend the Annual Meeting in person, we will provide a ballot when you arrive and you may vote during the Annual Meeting. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote at the Annual Meeting.

If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote in person at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•

notifying our Corporate Secretary, in writing, at Enfusion, Inc., 125 South Clark Street, Suite 750, Chicago, IL 60603 before the vote is counted;

•

voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 15, 2022 (your latest telephone or Internet proxy is the one that will be counted); or

•

attending the Annual Meeting in person and voting during the meeting.

If you are a street name stockholder, your broker, bank or nominee can provide you with instructions on how to change your vote.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. Thomas Kim and Blake Nielsen have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of abstentions and broker non-votes?

Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on Proposal Two (the ratification and appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022).

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors), which is a “non-routine” matter. For “non-routine” matters, broker non-votes are not considered to have been voted “For” or “Against” a particular proposal, and therefore will have no effect on Proposal One.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2021 Annual Report, primarily via the Internet. On or about April 29, 2022, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2021 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How are proxies solicited for the Annual Meeting?

Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at investors@enfusion.com or:

Enfusion, Inc.

Attention: Investor Relations

120 W 45th St., Suite 1100

New York, NY 10036

(312) 253-9800

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 30, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Enfusion, Inc.

Attention: Legal Department

125 South Clark Street, Suite 750

Chicago, IL 60603

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our Bylaws. To be timely for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•

not earlier than the close of business on February 16, 2023; and

•

not later than the close of business on March 18, 2023.

In the event that we hold the 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Corporate Secretary at 125 South Clark Street, Suite 750, Chicago, IL 60603. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance—Stockholder Recommendations and Nominations to the Board.”

In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement. To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 17, 2023.

Availability of Bylaws

A copy of our Bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Who pays for the cost of this proxy solicitation?

We pay the entire cost of preparing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2023 annual meeting and the term of the Class III directors expires at the 2024 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Our Board has nominated Bradford E. Bernstein, Thomas Kim and Larry Leibowitz for re-election as Class I directors to hold office until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class I director and member of our Board.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the size of our Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Vote Required

The election of directors requires a plurality of the votes properly cast on this proposal at the Annual Meeting to be approved. Shares voting “withheld” and broker non-votes will have no effect on this proposal.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of Enfusion. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Directors

The following table sets forth information regarding our directors, including their ages, as of April 27, 2022:

					Expiration
				Current	of Term
				Term	For Which
	Class	Age	Position(s)	Expires	Nominated
Director Nominees:
Thomas Kim	I	49	Chief Executive Officer and Director	2022	2025
Bradford E. Bernstein(2)	I	55	Director	2022	2025
Lawrence (Larry) Leibowitz(1)(3)	I	62	Director	2022	2025
Continuing Directors:
Kathleen Traynor DeRose(1)(2)	II	61	Director	2023	N/A
Roy Luo(2)(3)	II	33	Director	2023	N/A
Jan R. Hauser(1)(2)	III	63	Director	2024	N/A
Oleg Movchan(3)	III	48	Director	2024	N/A

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Information Concerning Director Nominees

Thomas Kim. Mr. Kim has been our Chief Executive Officer since March 2020 and a member of our Board since 2021. Previously, Mr. Kim led Tassat LLC as its Chief Executive Officer from February 2019 to March 2020 and held a management role at Bridgewater Associates, a hedge fund, from June 2012 to February 2019. Mr. Kim holds a B.S. in Business Administration from The American University, Kogod School of Business. Mr. Kim is qualified to serve on our Board because of his management experience and business expertise, including his prior executive-level leadership and experience scaling companies.

Bradford E. Bernstein. Mr. Bernstein has been a member of our Board since 2021 and a member of the board of managers of Enfusion Ltd. LLC since December 2016. Mr. Bernstein has served as the managing partner of FTV Capital since 2003. Mr. Bernstein has over 30 years of private equity experience. Prior to FTV Capital, Mr. Bernstein was a partner at Oak Hill Capital Management and its predecessors where he managed the business and financial services group. He began his private equity career with Patricof & Company Ventures and started his professional career in the investment banking division of Merrill Lynch in New York. Mr. Bernstein received a B.A. magna cum laude from Tufts University. Mr. Bernstein’s qualifications to sit on our Board include his extensive experience as a director of technology companies and his knowledge of the venture capital and technology industries.

Larry Leibowitz. Mr. Leibowitz has been a member of our Board since 2021. Mr. Leibowitz is an experienced finance and technology entrepreneur who specializes in business transformation and capital markets. He is an Operating Partner of Atlas Merchant Capital LLC and serves on the board of directors of Cowen, Inc., an independent investment bank, and Concord Acquisition Corp, a special purpose acquisition company, as well as on the board of various other private companies. Mr. Leibowitz served as Chief Operating Officer, Head of Global Equities Markets and as a Member of the board of directors of NYSE Euronext, from 2007 to 2013. Mr. Leibowitz’s qualifications to sit on our Board include his extensive experience as a director of public companies and his leadership, executive, managerial and business experience with finance and technology companies.

Information Concerning Continuing Directors

Kathleen Traynor DeRose. Ms. DeRose has been a member of our Board since 2021. Ms. DeRose is currently a clinical associate professor of finance and the director of the Fubon Center for Technology, Business, and Innovation at New York University’s Stern School of Business, where she has been since September 2016. She also sits on the boards of Voya Financial Company and the London Stock Exchange Group. Previously, she was a managing director at Credit Suisse Group AG in Zurich, Switzerland. Prior to Credit Suisse, Ms. DeRose was a senior managing partner and the head of portfolio management and research at Hagin Investment Management Inc, an investment advisory firm. Ms. DeRose holds a MSc in Contemporary Chinese Studies from the University of Oxford, an MBA from New York University – Stern School of Business (TRIUM program) and a BA in American History from Princeton University. Her finance background and public company board experience qualifies her to serve on our Board.

Roy Luo. Mr. Luo has been a member of our Board since 2021 and a member of the board of managers of Enfusion Ltd. LLC since December 2020. Mr. Luo has served as an investor at ICONIQ Capital since April 2018, and previously served as an investor at Technology Crossover Ventures (“TCV”) from February 2015 until March 2018. Mr. Luo holds a B.S. from Yale University. Mr. Luo’s qualifications to sit on our Board include his extensive experience as a director of technology companies and his knowledge of the venture capital and technology industries.

Jan R. Hauser, CPA. Ms. Hauser has been a member of our Board since 2021. She is a certified public accountant with over 35 years of experience navigating complex business transactions and strategies. Ms. Hauser currently sits on the board of directors of Vonage Holdings Corp., a global business cloud communications leader, where, effective June 2020, she was appointed Audit Committee Chair. From 2013 until 2019, Ms. Hauser served in various capacities, including as Vice President, Chief Accounting Officer, and Controller, at the General Electric Company. Prior to GE, Ms. Hauser was a Partner in the National Office of PricewaterhouseCoopers LLP, serving as a senior technical resource on multiple topics. In addition, she led diversity efforts for the National Office and served on the U.S. Partner Admissions Committee. Early in her career, Ms. Hauser was selected for a two-year fellowship in the Office of the Chief Accountant at the SEC. Ms. Hauser holds a Bachelor of Business Administration, Accounting, summa cum laude, from the University of Wisconsin–Whitewater. She is qualified to serve on our Board because of her extensive accounting and financial experience.

Oleg Movchan. Mr. Movchan has been a member of our Board since 2021 and a member of the board of managers of Enfusion Ltd. LLC since February 2009. He has served as: the Chief Investment Officer, Chief Strategy Officer, and Deputy Chief Executive Officer of Revolution Global since November 2014; and the managing partner of Gimel Tech Ventures, a private equity and venture capital firm he founded, since November 2018; the managing member of Quiet Light Partners, a proprietary derivatives trading firm, since May 2021; and the Chief Executive Officer of Kameosa Capital, LLC, an asset management advisory firm which provides integrated advisory on business and product strategy, since April 2013. Mr. Movchan is a graduate of the General Management Program from the Aresty Institute of Executive Education at the Wharton School, University of Pennsylvania, and holds an M.S. and an M.B.A from the University of Chicago and an M.S. from Kharkov State University. Mr. Movchan’s qualifications to sit on our Board include his extensive experience in the asset management, hedge fund, and private equity industries and as a director of technology companies.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board currently consists of seven directors, all of whom, other than Mr. Kim, qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”).

Director Independence

Our Class A common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Mr. Bernstein, Ms. DeRose, Ms. Hauser, Mr. Leibowitz, Mr. Luo, and Mr. Movchan do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

We are currently in the process of filling the position of Chairperson of our Board, who we expect will be an independent director. The Chairperson of our Board will preside over meetings of our Board and hold such other powers and carry out such other duties as are customarily carried out by a Chairperson. Our Board believes that separating these positions will allow our Chief Executive Officer to focus on setting the overall strategic direction of the Company, expanding the organization to deliver on our strategy and overseeing our day-to-day business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing strategic advice to and independent oversight of management.

In the interim period while we complete the process of appointing a Chairperson, our Chief Executive Officer sets the agenda for meetings of our Board and our independent directors, including our committee chairs, maintain communication with our management team in order to ensure effective Board oversight. Our independent directors meet at regularly scheduled executive sessions without management participation, and our independent directors select the director (typically one of our committee chairs) who presides at such sessions.

Board’s Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and evaluates our Board and committees’ composition. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation provides enhanced incentives for executives to outperform and strong disincentives for executives to underperform against our Company goals and is based on a balanced mix of Company performance criteria; and the Board and compensation committee have the authority to adjust variable compensation as appropriate.

Anti-Hedging and Anti-Pledging Policies

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in our securities. Our insider trading policy prohibits all directors, executive officers and other employees from engaging in derivative securities transactions, including hedging, with respect to Company securities and from pledging Company securities as collateral, or holding Company securities in a margin account, unless a waiver has been authorized in writing by our audit committee.

Board Meetings and Committees

Our Board may establish the authorized number of directors from time to time by resolution. Our Board currently consists of seven members.

During our fiscal year ended December 31, 2021, our Board held 3 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Under our Corporate Governance Guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend all meetings of our Board and all meetings of the committees on which they serve.

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until as otherwise determined by our Board.

Audit Committee

Our audit committee currently consists of Ms. DeRose, Ms. Hauser and Mr. Leibowitz, with Ms. Hauser serving as Chairperson. Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our Board has determined that Ms. Hauser is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee’s responsibilities include, among other things:

1.	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
2.	helping to ensure the independence and performance of the independent registered public accounting firm;
3.	discussing the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;
4.	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
5.	reviewing our policies on risk assessment and our enterprise risk management framework;
6.	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and
7.	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://ir.enfusion.com/.

Our audit committee held 2 meetings during fiscal year ended December 31, 2021.

Compensation Committee

Our compensation committee consists of Mr. Bernstein, Ms. DeRose, Ms. Hauser and Mr. Luo, with Ms. DeRose serving as Chairperson. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee’s responsibilities include, among other things:

1.	reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers and directors;
2.	administering our equity incentive plans;
3.	reviewing and approving, or making recommendations to our Board regarding, incentive compensation and equity plans; and

4.	establishing and reviewing general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. Pursuant to its charter, the compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members to carry out its responsibilities. A copy of the charter of our compensation committee is available on our website at https://ir.enfusion.com/.

Our compensation committee held 1 meeting during fiscal year ended December 31, 2021.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Leibowitz, Mr. Luo, and Mr. Movchan, with Mr. Leibowitz serving as Chairperson. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee’s responsibilities include, among other things:

1.	identifying, evaluating and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;
2.	evaluating the performance of our Board and our committees;
3.	considering and making recommendations to our Board regarding the composition of our Board and its committees;
4.	reviewing related party transactions;
5.	evaluating the adequacy of our corporate governance practices and reporting; and
6.	developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://ir.enfusion.com/.

Our nominating and corporate governance committee did not hold any meetings during fiscal year ended December 31, 2021.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board. During the 2021 fiscal year, the Nominating and Corporate Governance Committee engaged and paid a fee to Korn Ferry to assist in the process of identifying and evaluating director candidates.

Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the factors that our nominating and corporate governance committee considers include, without limitation, character, integrity, judgment, independence, skills, education, expertise, business acumen, business experience, length of service, diversity of background and experience, understanding of our business and industry, potential conflicts of interest and other commitments.

Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection.

Stockholder Recommendations and Nominations to the Board

The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, must follow the following procedures:

The nominating and corporate governance committee must receive any such recommendation for nomination not earlier than the close of business on the 120th day prior to the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting.

All recommendations for director candidates must be submitted in writing to our Corporate Secretary at 125 South Clark Street, Suite 750, Chicago, IL 60603, and must include the following:

●	name and address of the stockholder making the recommendation;
●	a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership;
●	name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the precedent five full years of the individual recommend for consideration as a director nominee;
●	a description of the qualifications and background of the proposed director nominee that addresses the criteria for board membership approved by the Board from time to time and set forth in the policies and procedures for director candidates adopted by our nominating and corporate governance committee;
●	a description of all arrangements or understandings between the stockholder and the proposed director nominee;
●	the consent of the proposed director nominee (i) to be named in the proxy statement for the annual meeting and (ii) to serve as a director if elected at such annual meeting;
●	any other information required by our Bylaws; and
●	any other information regarding the proposed director nominee that is required to be included in the proxy statement.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders may send such communication to the Office of the General Counsel via U.S. Mail or Expedited Delivery Service to: Enfusion, Inc., 125 South Clark Street, Suite 750, Chicago, IL 60603, Attn: Board of Directors, c/o Office of the General Counsel.

For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the Board, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Enfusion, Inc., 125 South Clark Street, Suite 750, Chicago, IL 60603, Attn: Name of Individual Director.

We will forward by U.S. Mail any such stockholder communication to each director to whom such communication is addressed and to the Chairperson of the Audit Committee of the Board, in his or her capacity as a representative of the Board, at the address specified by each such director and the Chairperson of the Audit Committee of the Board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. A copy of our Corporate Governance Guidelines and

Code of Business Conduct and Ethics is available on our Internet website at https://ir.enfusion.com/ under “Governance—Governance Documents” and may also be obtained without charge by contacting our Corporate Secretary at Enfusion, Inc., 125 South Clark Street, Suite 750, Chicago, IL 60603. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During the fiscal year ended December 31, 2021, no waivers were granted from any provision of the Code of Business Conduct and Ethics.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has engaged Ernst & Young LLP (“EY”) as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2022, and we are asking you and other stockholders to ratify this appointment. During the fiscal year ended December 31, 2021, EY served as our independent registered public accounting firm.

Although ratification of the appointment of EY is not required by our Bylaws or otherwise, our Board is submitting the appointment of EY to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast on this proposal is required in order to ratify the appointment of EY. In the event that a majority of the votes properly cast on this proposal do not ratify this appointment of EY, our audit committee will reconsider whether or not to retain EY. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders. Abstentions will have no effect on this proposal. Proposal Two is considered to be a routine matter, and a brokerage firm will be able to vote on this proposal even if it does not receive instructions.

We expect that a representative of EY will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our initial public offering (the “IPO”).

Audit Fees

The following table sets forth the fees billed or to be billed by EY and its affiliates for professional services rendered with respect to the fiscal years ended December 31, 2021 and 2020. All of these services were approved by our audit committee.

Fee Category	Fiscal 2021	Fiscal 2020
Audit Fees(1)	$2,313,134	$778,250
Audit-Related Fees(2)	-	30,000
Tax Fees(3)	-	-
All Other Fees(4)	3,100	-
Total Fees	$2,316,234	$808,250

(1)	Audit Fees consist of fees for professional services provided in connection with the audit of our financial statements, reviews of our quarterly financial statements and accounting consultations billed as audit services. This category also includes fees for services incurred in connection with our IPO and services normally provided by EY in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services primarily related to the audit of our benefit plans.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.

(4)	All Other Fees consist of aggregate fees billed for subscriptions to an accounting research platform provided by the independent registered public accounting firm.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee is a committee of the Board comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by our Board, which is available on our website at https://ir.enfusion.com/. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for performing an independent audit of our financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

1.	reviewed and discussed the audited financial statements with management and EY;
2.	discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
3.	received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the Board:

Kathleen Traynor DeRose

Jan R. Hauser

Larry Leibowitz

The information contained in this audit and risk committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit and risk committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers, including their ages, as of April 27, 2022:

Name	Age	Position
Thomas Kim	49	Chief Executive Officer and Director
Stephen P. Dorton	55	Chief Financial Officer
Steven M. Bachert	58	Chief Revenue Officer
Lorelei M. Skillman	52	Chief Marketing and Communications Officer
Dan Groman	33	Chief Technology Officer
Bronwen Bastone	49	Chief People Officer

Executive Officers

Please refer to “Proposal One: Election of Directors” for Mr. Kim’s biography.

Stephen P. Dorton. Mr. Dorton has been our Chief Financial Officer since August 2019. Previously, Mr. Dorton served as Chief Financial Officer of Quinnox, Inc. from September 2014 to July 2019. Mr. Dorton holds an M.B.A from the University of Florida and a B.S. in Finance from the University of Louisiana, Lafayette (formerly the University of Southwestern Louisiana).

Steven M. Bachert. Mr. Bachert has been our Chief Revenue Officer since October 2019. Previously, Mr. Bachert was Chief Revenue Officer at FourKites, Inc. from January 2017 to June 2019, and held sales roles at Uptake Technologies, Inc. from January 2016 to January 2017, and Cloudera, Inc. from July 2012 to December 2015. Mr. Bachert holds an M.B.A from Loyola University of Chicago and a B.S. from Northern Illinois University.

Lorelei M. Skillman. Ms. Skillman has been our Chief Marketing and Communications Officer since September 2021. Previously, Ms. Skillman served as our Chief Marketing Officer from August 2020 to September 2021. She served as the Global Financial Services BMC Leader at Ernst & Young U.S. LLP from May 2019 to August 2020. Ms. Skillman served as Director, Head of Marketing & Communications at The Bank of New York Mellon for Asset Servicing and for Alternative Investment Services from October 2017 to May 2019, and was Senior Director, Marketing & Brand, NYSE at Intercontinental Exchange Holdings, Inc. from May 2015 to September 2017. Ms. Skillman holds an M.S. in Marketing Communications from the Illinois Institute of Technology and a B.A. from the University of Iowa.

Dan Groman. Mr. Groman has been our Chief Technology Officer since July 2021. Previously, Mr. Groman served as our Head of Technology from March 2020 to June 2021, our Senior Development Coordinator and Development Manager from 2017 to 2020 and has been a software developer at Enfusion starting in 2016. Mr. Groman holds an M.S. in Computer Science from DePaul University and a B.A. from the University of Maryland at College Park.

Bronwen Bastone. Ms. Bastone has been our Chief People Officer since October 2021. Prior to joining Enfusion Ms. Bastone was a Partner at Exos Financial LLC from July 2017 to October 2021. Ms. Bastone has also held positions within HR at institutions such as Brookfield Asset Management, where she worked from July 2016 to July 2017, as well as at Cushman & Wakefield, Knight Capital and Merrill Lynch. Ms. Bastone holds an M.B.A. from the University of Technology, Sydney, Australia.

EXECUTIVE COMPENSATION

This section discusses the material elements of our executive compensation policies and decisions and important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the information presented in the following tables and the corresponding narrative.

Our named executive officers for the year ended December 31, 2021, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

●	Thomas Kim, our Chief Executive Officer;
●	Stephen P. Dorton, our Chief Financial Officer; and
●	Steven M. Bachert, our Chief Revenue Officer.

Compensation Decisions

Our Board and compensation committee review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, the compensation committee and the Board consider each officer’s experience and individual performance, our performance as a whole, data from surveys of compensation paid by comparable companies and general industry conditions, but does not assign any specific weighting to any factor. We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus or long-term incentives.

Our compensation committee is primarily responsible for determining the compensation for our executive officers. Our compensation committee typically reviews and discusses management’s proposed compensation with our Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then sets the compensation for each executive officer other than the Chief Executive Officer and recommends the compensation for the Chief Executive Officer to our Board for approval. Our Board discusses the compensation committee's recommendation and ultimately approves the compensation of our Chief Executive Officer without members of management present. Our compensation committee has the authority to engage the services of a consulting firm or other outside advisor to assist it in designing our executive compensation programs and in making compensation decisions. In 2021, the compensation committee retained the services of Alvarez & Marsal Taxand, LLC (“Alvarez & Marsal”) as its external compensation consultant to advise on executive compensation matters including our overall compensation program design, peer group development and updates, and collecting market data to inform our compensation programs for our executives and members of our Board. Alvarez & Marsal reported directly to our compensation committee. Our compensation committee has assessed the independence of Alvarez & Marsal consistent with NYSE listing standards and has concluded that the engagement of Alvarez & Marsal did not raise any conflict of interest.

Elements of Executive Compensation

Base Salaries. Base salaries for the named executive officers are determined annually by the compensation committee or Board, based on the scope of each officer’s responsibilities and with due consideration of the officer’s respective experience and contributions during the prior year. When reviewing base salaries, the compensation committee and Board takes factors into account such as each officer’s experience and individual performance, our performance as a whole, data from surveys of compensation paid by comparable companies and general industry conditions, but does not assign any specific weighting to any factor.

Annual Cash Bonuses. Our named executive officers other than Mr. Bachert are eligible to receive discretionary annual cash bonuses, which are determined by our compensation committee or Board based on Company and individual performance and paid subject to each named executive officer’s continued employment with us on the bonus payment date.

Quarterly Cash Bonuses. Mr. Bachert is eligible to receive quarterly cash bonuses, which are determined based upon his achievement, as determined by our management, compensation committee and/or Board, of certain sales and revenue related goals that they set each year.

Equity or Equity-Based Awards. Our Board believes that awards that tie to the appreciation in value of the Company provide executives with a strong link to long-term performance, create an ownership culture and help to align the interests of executive officers and our equity holders. Accordingly, we have granted awards to our executive officers under our 2021 Stock Option and Incentive Plan (the “2021 Plan”). The outstanding awards held by each of our named executive officers as of December 31, 2021 under the 2021 Plan are described in more detail in “—Outstanding Equity Awards at Fiscal Year-End 2021” below.

Other Benefits. Our named executive officers are eligible for additional benefits, such as basic health benefits that are generally available to all of our employees, subject to the terms of those plans. We also maintain a retirement savings plan (the “401(k) plan”) that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees who are at least 21 years of age, including our named executive officers, are generally eligible to participate in the 401(k) plan, subject to certain criteria. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. An employee’s interest in his or her salary deferral contributions is 100% vested when contributed. After their first year of service, we also make matching contributions equal to 50% of the first 6% of compensation deferred.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation		All Other Compensation(3)	Total
Thomas Kim	2021	$650,000		$202,832	$14,374,996	$–		$–	$15,227,828
Chief Executive Officer	2020	$504,735	(4)	$271,100	$–	$–		$–	$775,835
Stephen P. Dorton	2021	$300,000		$250,000	$2,999,999	$–		$13,000	$3,562,999
Chief Financial Officer	2020	$283,878		$141,000	$–	$–		$2,839	$427,717
Steven M. Bachert	2021	$300,000		$–	$2,789,999	$239,975	(5)	$13,000	$3,342,974
Chief Revenue Officer	2020	$300,000		$–	$–	$248,468	(5)	$1,500	$549,968

(1)	Represents discretionary bonuses paid with respect to performance during the applicable year.
(2)

In accordance with SEC rules, the amounts shown for the aggregate grant date fair value of stock awards granted during 2021 is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The grant date fair value for RSUs granted to our named executive officers in 2021 is measured based on our initial offering price of $17.00 per share. See Note 10—Management Incentive Plan and Stock-Based Compensation found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in our 2021 Annual Report.

The amounts shown in this column reflect the grant date fair value of RSUs granted to our named executive officers in 2021. The fair value of vested but unissued Class A common stock (as defined below) and contingent Class A common stock (as defined below) that our named executive officers became entitled to receive in 2021 in connection with the termination of the Pre-IPO Plan (as defined below) with respect to awards made under the Pre-IPO Plan prior to 2021 has been excluded from this column. The grant date fair value of such vested but unissued Class A common stock and contingent Class A common stock, computed in accordance with FASB ASC 718 and measured based on our initial offering price of $17.00 per share, is $37,374,988, $8,999,997 and $8,369,997 for Mr. Kim, Mr. Dorton and Mr. Bachert, respectively. For additional information, see the narrative to this summary compensation table.
(3)	The amounts reported in this column reflect 401(k) matching contributions.
(4)	Mr. Kim’s employment commenced on March 23, 2020. Although his annual base salary was $650,000 for the year ended December 31, 2020, his pro-rated salary for his partial year of service was $504,735.
(5)	The amount reported represents quarterly bonuses paid based on Company performance for the applicable year.

Prior to the IPO, Enfusion Ltd. LLC maintained a Change in Control Bonus Plan (the “Pre-IPO Plan”), for certain members of management (the “Plan Participants”) that provided for the payment of a cash bonus based on a specified number of Management Incentive Award Units (“Award Units”) in the event of a change in control transaction (i.e., a liquidity event). In anticipation of the IPO, in October 2021 the board of managers of Enfusion Ltd. LLC elected to terminate the Pre-IPO Plan (and all Award Units issued thereunder) effective October 20, 2021, which was the date of effectiveness for our IPO registration statement.

In connection with the termination of the Pre-IPO Plan, the value, based on our valuation in the IPO, of all Award Units that were vested at effectiveness of our IPO registration statement will be paid to Plan Participants in the form of vested shares of Class A common stock between the first and second anniversaries of such date of effectiveness; we refer to this right to receive shares as “vested but unissued Class A common stock.” Furthermore, the value, based on our valuation in the IPO, of all Award Units that would have vested within one year of October 20, 2021 will be paid to Plan Participants in the form of vested shares of Class A common stock between the first and second anniversaries of such date of effectiveness, provided that such Plan Participants remain employed by us on the date such Award Units would have vested; we refer to this right to receive shares as “contingent Class A common stock.” The number of shares of vested but unissued Class A common that were granted to our named executive officers in the 2021 fiscal year, less amounts withheld to cover the cost of certain taxes, are shown within the footnotes to each such officer’s beneficial ownership description in “Security Ownership of Certain Beneficial Owners and Management.” The number of shares of contingent Class A common stock held by our named executive officers at the end of the 2021 fiscal year are shown below in “—Outstanding Equity Awards at Fiscal Year-End 2021.”

Outstanding Equity Awards at Fiscal Year-End 2021

The following table sets forth information with respect to unvested equity and equity incentive plan awards held by our named executive officers that were outstanding as of December 31, 2021.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas Kim	422,794	(2)	8,853,306	–	–
	845,588	(3)	17,706,613	–	–
Steven P. Dorton	176,471	(4)	3,695,303	–	–
	176,471	(5)	3,695,303	–	–
Stephen M. Bachert	164,118	(6)	3,436,631	–	–
	164,118	(7)	3,436,631	–	–

(1)	In accordance with SEC rules, market value is based on $20.94, the closing price of our common stock on the last trading day of the fiscal year.

(2)

Represents contingent Class A common stock Mr. Kim is entitled to receive in connection with termination of the Pre-IPO Plan.  These shares of contingent Class A common stock vested in full on February 20, 2022.

(3)	Represents an award of restricted stock units (“RSUs”) granted under the 2021 Plan to Mr. Kim on October 20, 2021, which vests 50% on February 20, 2023 and 50% on February 20, 2024.
(4)

Represents contingent Class A common stock Mr. Dorton is entitled to receive in connection with termination of the Pre-IPO Plan.  These shares of contingent Class A common stock vest in full on June 25, 2022.

(5)	Represents an award of RSUs granted under the 2021 Plan to Mr. Dorton on October 20, 2021, which vests in full on June 25, 2023.
(6)

Represents contingent Class A common stock Mr. Bachert is entitled to receive in connection with termination of the Pre-IPO Plan.  These shares of contingent Class A common stock vest in full on October 15, 2022.

(7)	Represents an award of RSUs granted under the 2021 Plan to Mr. Bachert on October 20, 2021, which vests in full on October 15, 2023.

Executive Employment Arrangements

We initially entered into employment agreements with each of the named executive officers in connection with his employment with us, which set forth the terms and conditions of their employment and which contain non-solicitation, non-competition, confidentiality and intellectual property assignment covenants.

Thomas Kim

On February 20, 2020 we entered into an employment agreement with Thomas Kim under which he joined us as our Chief Executive Officer commencing on March 23, 2020. Effective February 1, 2021, we entered into an amended and restated employment agreement with Mr. Kim, under which his annual base salary is $650,000 and he is eligible to receive discretionary bonuses. Additionally, Mr. Kim is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Stephen P. Dorton

On June 26, 2019, we entered into an employment agreement with Mr. Dorton under which he joined us as our Chief Financial Officer commencing on August 5, 2019. Effective February 1, 2021, we entered into an amended and restated employment agreement with Mr. Dorton, under which Mr. Dorton’s salary is $300,000, and he is eligible to receive discretionary bonuses. Additionally, Mr. Dorton is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Steven M. Bachert

On October 14, 2019, we entered into an employment agreement with Mr. Bachert under which he joined us as our Chief Revenue Officer commencing on October 16, 2019. Effective February 1, 2021, we entered into an amended and restated employment agreement with Mr. Bachert under which Mr. Bachert’s salary is $300,000, and he is eligible to receive quarterly cash bonuses. Additionally, Mr. Bachert is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 with respect to shares of our Class A common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by security holders(1)
	18,976,228	7,573,772	(2)(3)
Equity compensation plans not approved by security holders	—	—
TOTAL	18,976,228	7,573,772
(1)	Consists of our 2021 Plan and our 2021 Stock Purchase Plan (the “ESPP”).
(2)	As of December 31, 2021, a total of 7,423,772 shares of our common stock have been reserved and remain available for issuance pursuant to the 2021 Plan, which number excludes the 3,391,627 shares that were added to the plan as a result of the automatic annual increase on January 1, 2022. The 2021 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by 3% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise will be added back to the shares of common stock available for issuance under the 2021 Plan.
(3)	As of December 31, 2021, a total of 150,000 shares of our common stock have been reserved for issuance pursuant to the ESPP, which number excludes the 1,130,542 shares that were added to the plan as a result of the automatic annual increase on January 1, 2022. The ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by the lesser of 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the Compensation Committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during our fiscal year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Bradford E. Bernstein(2)	–	–		–
Kathleen Traynor DeRose(3)	14,250	339,152		353,402
Tarek Hammoud(4)	–	–		–
Jan R. Hauser(5)	15,250	339,152		354,402
Larry Leibowitz(6)	69,500	659,931	(7)	729,431
Roy Luo(8)	–	–		–
Oleg Movchan(9)	–	–		–

(1)

In accordance with SEC rules, the amounts shown for the aggregate grant date fair value of stock awards granted during 2021 is computed in accordance with FASB ASC 718. The grant date fair value for RSUs granted to our non-employee directors in 2021 is measured based on closing price of our Class A common stock on the date of grant, the next trading day’s closing price of our Class A common stock for grants made on days the New York Stock Exchange is closed or, for grants made on October 20, 2021, our initial offering price of $17.00 per share. See Note 10—Management Incentive Plan and Stock-Based Compensation found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in our 2021 Annual Report.

(2)	As of December 31, 2021, Mr. Bernstein held no outstanding awards.

(3)	As of December 31, 2021, Ms. DeRose held 16,544 RSUs that had not yet vested as of such date.

(4)	As of December 31, 2021, Mr. Hammoud held no outstanding awards. Mr. Hammoud retired from our Board, effective March 14, 2022.

(5)	As of December 31, 2021, Ms. Hauser held 16,544 RSUs that had not yet vested as of such date.

(6)

As of December 31, 2021, Mr. Leibowitz held 64,338 shares of vested but unissued Class A common stock, 32,169 shares of contingent Class A common stock that had not vested as of such date, and 37,684 RSUs that had not vested as of such date.

Mr. Leibowitz served as an adviser to Enfusion Ltd. LLC’s board of managers from 2019 until 2021. His fees earned reflect a pro-rated portion of the fees he earned with that entity, as well as the director fees he earned with the Company.

(7)

Amounts shown reflect the grant date fair value of RSUs granted to Mr. Leibowitz in 2021. The fair value of vested but unissued Class A common stock and contingent Class A common stock that he became entitled to receive in 2021 in connection with the termination of the Pre-IPO Plan and that relate to awards under the Pre-IPO Plan granted prior to 2021 has been excluded from the value of his stock awards. The grant date fair value of such vested but unissued Class A common stock and contingent Class A common stock, computed in accordance with FASB ASC 718 and measured based on our initial offering price of $17.00 per share, is $1,640,619. For additional information, see the narrative to the summary compensation table above.

(8)	As of December 31, 2021, Mr. Luo held no outstanding awards.

(9)	As of December 31, 2021, Mr. Movchan held no outstanding awards.

Non-Employee Director Compensation Policy

Under our non-employee director compensation policy in effect as of December 31, 2021, our non-employee directors are eligible to receive cash retainers (which will be prorated for partial years of service) and equity awards as set forth below:

Annual Retainer for Board Membership
Annual service on the Board	$35,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$20,000
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as compensation committee chairperson	$12,000
Annual service as member of the compensation committee (other than chair)	$6,000
Annual service as nominating and corporate governance committee chairperson	$8,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$4,000

Our policy provides that each non-employee director elected to our Board after October 20, 2021 will be granted RSUs having a fair market value of $187,500 (the “Initial Grant”). In addition, on the date of each of our annual meetings of stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of RSUs having a fair market value of $125,000 (the “Annual Grant”). The Initial Grant will vest in three equal annual installments on each anniversary date on which the non-employee director was appointed to our Board, subject to continued service as a director through each applicable vesting date. The Annual Grant will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date. In addition, all such awards are subject to full accelerated vesting upon the sale event of our Company (as defined in the policy).

We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board or any committee thereof.

Mr. Bernstein, Mr. Hammoud, Mr. Luo and Mr. Movchan have all voluntarily elected to forego the director compensation owed to them in accordance with the above, with the exception of reimbursements for out-of-pocket expenses incurred for their attendance at meetings of our Board or any committee thereof.

The Annual Grants awarded to each of Ms. DeRose, Ms. Hauser, and Mr. Leibowitz were pro-rated for their partial year of service. Such Annual Grants, and the Initial Grants awarded to Ms. DeRose and Ms. Hauser, were intended to be awarded in connection with the IPO at the IPO price of $17.00 per share. Due to an administrative issue, such grants were instead awarded on October 31, 2021, but the quantity of RSUs awarded was calculated using the IPO price of $17.00 per share.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of April 27, 2022, for:

1.	each of our named executive officers for fiscal 2021;
2.	each of our directors;
3.	all of our current directors and executive officers as a group; and
4.	each person known by us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. Certain of our executive officers and directors have been granted shares of our capital stock or RSUs for which the service condition has been satisfied or would be satisfied within 60 days of April 27, 2022; however, we do not deem those shares to be beneficially owned by such person unless the shares have been issued or will be issued within 60 days of the date hereof.

We have based our calculation of the percentage of beneficial ownership on 65,583,289 shares of our Class A common stock and 47,470,971 shares of our Class B common stock outstanding on April 27, 2022. Percentage of voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. In general, each share of our Class A or Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of Enfusion Ltd. LLC’s Common Units hold a number of shares of our Class B common stock equal to the number of Common Units held by them, and together own all of the issued and outstanding shares of our Class B common stock. The shares of Class B common stock have no economic rights. Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Enfusion, Inc., 125 South Clark Street, Suite 750, Chicago, IL 60603.

	Shares Beneficially Owned
	Class A		Class B(1)		Percentage of Voting
Name	Shares	%	Shares	%	Power(2)
Executive Officers and Directors:
Thomas Kim(3)	–	–	–	–	–
Stephen P. Dorton(4)	–	–	–	–	–
Steven M. Bachert(5)	–	–	–	–	–
Lorelei M. Skillman(6)	–	–	–	–	–
Dan Groman(7)	–	–	–	–	–
Bronwen Bastone	–	–	–	–	–
Bradford E. Bernstein(8)	31,297,606	47.7%	–	–	27.7%
Kathleen Traynor DeRose(9)	5,515	*	–	–	*
Jan R. Hauser(10)	5,515	*	–	–	*
Lawrence Leibowitz(11)	5,515	*	–	–	*
Roy Luo	–	–	–	–	–
Oleg Movchan(12)	–	–	14,018,183	29.5%	12.4%
All executive officers and directors as a group (12 persons)	31,314,151	47.7%	14,018,183	29.5%	40.1%
5% Stockholders of our Class A or Class B Common Stock:
FTV IV, L.P.(13)	31,297,606	47.7%	–	–	27.7%
LRA Ventures, LLC(14)	–	–	11,870,386	25.0%	10.5%
Malherbe Investments LLC(15)	–	–	11,870,386	25.0%	10.5%
ELL Investments, L.P..(16)	4,975,183	7.6%	–	–	4.4%
Werner Capital LLC(17)	–	–	4,682,016	9.9%	4.1%
Entities affiliated with ICONIQ Capital Management, LLC(18)	9,009,594	13.7%	5,030,000	10.6%	12.4%
Dragoneer Investment Group, LLC(19)	6,422,221	9.8%	–	–	5.7%

*	Represents less than one percent (1%).
(1)

Subject to the terms of the Seventh Amended and Restated Operating Agreement of Enfusion Ltd. LLC, the Common Units of Enfusion Ltd. LLC are exchangeable for shares of our Class A common stock on a one-for-one basis. Simultaneous with such exchange, a number of shares of our Class B common stock registered in the name of the exchanging party will be canceled for no consideration on a one-for-one basis with the number of Common Units so exchanged. Beneficial ownership of Common Units reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged.

(2)	Represents percentage of voting power of the Class A common stock and Class B common stock of Enfusion, Inc. voting together as a single class.
(3)

Excludes (1) 1,704,020 shares of vested but unissued Class A common stock Mr. Kim is entitled to receive in connection with termination of the Pre-IPO Plan, which shares are net of certain withholding taxes and will not be delivered within 60 days of April 27, 2022; and (2) 407,394 shares of contingent Class A common stock Mr. Kim is entitled to receive in connection with termination of the Pre-IPO Plan, which shares vested in full on February 20, 2022, and are net of certain withholding taxes, but will not be delivered within 60 days of April 27, 2022.

(4)

Excludes 341,587 shares of vested but unissued Class A common stock Mr. Dorton is entitled to receive in connection with termination of the Pre-IPO Plan, which shares are net of certain withholding taxes and will not be delivered within 60 days of April 27, 2022.

(5)

Excludes 317,676 shares of vested but unissued Class A common stock Mr. Bachert is entitled to receive in connection with termination of the Pre-IPO Plan, which shares are net of certain withholding taxes and will not be delivered within 60 days of April 27, 2022.

(6)

Excludes 6,439 shares of contingent Class A common stock Ms. Skillman is entitled to receive in connection with termination of the Pre-IPO Plan, which shares vested in full on January 22, 2022, and are net of certain withholding taxes, but will not be delivered within 60 days of April 27, 2022.

(7)

Excludes (1) 195,701 shares of vested but unissued Class A common stock Mr. Groman is entitled to receive in connection with termination of the Pre-IPO Plan, which shares are net of certain withholding taxes and will not be delivered within 60 days of April 27, 2022; and (2) 97,300 shares of contingent Class A common stock Mr. Groman is entitled to receive in connection with termination of the Pre-IPO Plan, which shares vested in full on January 10, 2022, and are net of certain withholding taxes, but will not be delivered within 60 days of April 27, 2022.

(8)

Represents 31,297,606 shares of Class A common stock directly held by FTV IV, L.P., as reflected in footnote (13) below. Mr. Bernstein, a member of our Board, is the managing partner of FTV Capital and shares voting and dispositive power with regard to the shares directly held by FTV IV, L.P. Mr. Bernstein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(9)	Represents 5,515 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 27, 2022.
(10)	Represents 5,515 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 27, 2022.
(11)

Represents 5,515 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 27, 2022. Excludes (1) 64,338 shares of vested but unissued Class A common stock Mr. Leibowitz is entitled to receive in connection with termination of the Pre-IPO Plan, which shares will not be delivered within 60 days of April 27, 2022; and (2) 32,169 shares of contingent Class A common stock Mr. Leibowitz is entitled to receive in connection with termination of the Pre-IPO Plan, which shares vested in full on April 16, 2022 but will not be delivered within 60 days of April 27, 2022.

(12)

Based solely on information provided in a Schedule 13G filed with the SEC on February 14, 2021. Consists of 14,018,183 shares of Class B common stock and a corresponding number of Common Units held by CSL Tech Holdings, LLC. Mr. Movchan is the beneficial owner of 100% of the voting interests of CSL Tech Holdings, LLC and is the sole manager, and may be deemed the beneficial owner of such 14,018,183 shares of Class B common stock and Common Units by virtue of his position as the control person of CSL Tech Holdings, LLC. The address for each of CSL Tech Holdings, LLC and Oleg Movchan is 806 Central Avenue, Suite 203, Highland Park, IL 60035.

(13)

Based solely on information provided in a Schedule 13G filed with the SEC on February 14, 2021. Consists of 31,297,606 shares of Class A common stock held by FTV IV, L.P (“FTV”). FTV Management IV, L.L.C. is the general partner of FTV and exercises voting and dispositive power with regard to the shares directly held by FTV. The address for each of FTV and FTV Management IV, L.L.C. is 601 California Street, Floor 19 San Francisco, CA 94108.

(14)

Based solely on information provided in a Schedule 13G filed with the SEC on February 18, 2021. Consists of 11,870,386 shares of Class A common stock that LRA Ventures, LLC has the right to acquire upon the exchange of Common Units. Mr. Hammoud is the beneficial owner of 100% of the voting interests of LRA Ventures, LLC and is the sole manager, and may be deemed the beneficial owner of such 11,870,386 Common Units by virtue of his position as the control person of LRA

Ventures, LLC. The address for each of LRA Ventures, LLC and Tarek Hammoud is 300 Collins Ave., Unit 4C, Miami Beach, FL 33139.
(15)

Based solely on information provided in a Schedule 13G filed with the SEC on February 16, 2021. Consists of 11,870,386 shares of Class A common stock that Malherbe Investments LLC has the right to acquire upon the exchange of Common Units. Mr. Malherbe is the beneficial owner of 100% of the voting interests of Malherbe Investments LLC and is the sole manager, and may be deemed the beneficial owner of such 11,870,386 Common Units by virtue of his position as the control person of Malherbe Investments LLC. The address for each of Malherbe Investments LLC and Stephen Malherbe is 1063 Gallant Court, Wheaton, Illinois 60187.

(16)

Based solely on information provided in a Schedule 13G filed with the SEC on February 14, 2021 by Hillhouse Investment Management, Ltd. (“HIM”), with respect to the shares of Class A common stock held by ELL Investments, L.P. (“ELL”). ELL is wholly owned by Hillhouse Fund IV, L.P. (“Fund IV”). HIM acts as the sole management company of Fund IV. HIM had sole voting and dispositive power over 4,975,183 shares of our Class A common stock. The address of Hillhouse Investment Management, Ltd. is Office #122, Windward 3 Building, Regatta Office Park, West Bay Road, Grand Cayman, Cayman Islands, KY1-9006.

(17)

Based solely on information provided in a Schedule 13G filed with the SEC on February 16, 2021. Consists of 4,682,016 shares of Class A common stock that Werner Capital LLC has the right to acquire upon the exchange of Common Units. Mr. Werner is the beneficial owner of 100% of the voting interests of Werner Capital LLC and is the sole manager, and may be deemed the beneficial owner of such 4,682,016 Common Units by virtue of his position as the control person of Werner Capital LLC. The address for each of Werner Capital LLC and Scott Werner is 125 South Clark Street, Suite 750, Chicago, Illinois 60603.

(18)

Based solely on information provided in a Schedule 13G filed with the SEC on February 14, 2021. Consists of (1) 7,748,000 shares of Class A common stock directly held by ISP V-B EF LP (“ISP V-B EF”); (2) 5,030,000 shares of Class A common stock directly held by ISP V Main Fund EF LLC (“ISP V EF”) that ISP V has the right to acquire upon the exchange of Common Units; (3) 538,887 shares of Class A common stock directly held by ICONIQ Strategic Partners V, L.P. (“ICONIQ V”); and (4) 722,707 shares of Class A common stock directly held by ICONIQ Strategic Partners V-B, L.P. (“ICONIQ V-B”). ICONIQ V is the sole managing member of ISP V EF. ICONIQ Strategic Partners V GP, L.P. (“ICONIQ V GP”) is the sole general partner of each of ISP V-B EF, ICONIQ V, and ICONIQ V-B. ICONIQ Strategic Partners V TT GP Ltd. (“ICONIQ V Parent GP” and, together with ISP V-B EF, ISP V EF, ICONIQ V, ICONIQ V-B, and ICONIQ V GP, the “ICONIQ Entities”) is the sole general partner of ICONIQ V GP. Divesh Makan, William J.G. Griffith, and Matthew Jacobson are the sole equity holders of ICONIQ V Parent GP and may be deemed to beneficially own the shares held by the ICONIQ Entities. The address for each of the ICONIQ Entities is 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

(19)

Based solely on information provided in a Schedule 13G filed with the SEC on February 14, 2021. Consists of 6,422,221 shares of Class A common stock directly held by Dragoneer Investment Group, LLC (“Dragoneer Adviser”). As the managing member of Dragoneer Adviser, Cardinal DIG CC, LLC may also be deemed to share voting and dispositive power with respect to the shares of Class A common stock. Marc Stad is the sole member of Cardinal DIG CC, LLC and may be deemed to share beneficial ownership of the shares of Class A common stock. The address for each of Marc Stad and Dragoneer Adviser is One Letterman Dr., Bldg D, Ste M500, San Francisco, CA 94129.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Executive Compensation” and “Non-Employee Director Compensation”, the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:

1.	we have been or are to be a participant;
2.	the amount involved exceeded or exceeds $120,000; and
3.	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Seventh Amended and Restated Operating Agreement of Enfusion Ltd. LLC

As a result of the reclassification of the LLC interests of Enfusion Ltd. LLC and certain related transactions which occurred immediately prior to our IPO (the “Reorganization Transactions”), Enfusion, Inc. holds Common Units in Enfusion Ltd. LLC and controls Enfusion US 1, Inc., a wholly-owned subsidiary, which is the managing member of Enfusion Ltd. LLC. Accordingly, Enfusion, Inc. operates and controls all of the business and affairs of Enfusion Ltd. LLC, has the obligation to absorb losses and receive benefits from Enfusion Ltd. LLC, and consolidate the financial results of Enfusion Ltd. LLC and, through Enfusion Ltd. LLC and its operating entity subsidiaries, to conduct our business.

Pursuant to the Seventh Amended and Restated Operating Agreement of Enfusion Ltd. LLC (the “Operating Agreement”), as in effect immediately following the IPO, among Enfusion, Inc. and the Pre-IPO Common Unitholders, Enfusion, Inc. has the right to determine when distributions will be made to holders of Common Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of Common Units pro rata in accordance with the percentages of their respective Common Units held.

The holders of Common Units, including Enfusion, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Enfusion Ltd. LLC. Net profits and net losses of Enfusion Ltd. LLC will generally be allocated to its holders (including directly and/or indirectly Enfusion, Inc.) pro rata in accordance with the percentages of their respective Common Units held, except as otherwise required by law. The amended and restated limited partnership agreement of Enfusion Ltd. LLC provides for cash distributions, which we refer to as “tax distributions,” to the holders of Common Units if Enfusion, Inc., as the entity controlling the managing member of Enfusion Ltd. LLC, determines that a holder, by reason of holding Common Units, incurs an income tax liability. Generally, these tax distributions are computed based on an estimate of the net taxable income of Enfusion Ltd. LLC allocated to the holder of Common Units that receives the greatest proportionate allocation of income multiplied by an assumed tax rate. Tax distributions are pro rata as among the Common Units.

The Operating Agreement also provides that substantially all expenses incurred by or attributable to Enfusion, Inc. (such as expenses incurred in connection with the IPO), but not including obligations incurred under the Tax Receivable Agreement by Enfusion, Inc., income tax expenses of Enfusion, Inc. and payments on indebtedness incurred by Enfusion, Inc., will be borne by Enfusion Ltd. LLC.

The Operating Agreement provides that each holder of Common Units (and certain permitted transferees thereof) may on a value-for-value basis (subject to the terms of the agreement) cause Enfusion Ltd. LLC to exchange their Common Units for shares of Class A common stock of Enfusion, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Any Class A common stock received in any such exchange during the applicable restricted periods would be subject to certain restrictions on transfer. The Operating Agreement also provides that a holder of Common Units will not have the right to exchange Common Units if Enfusion, Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Enfusion, Inc. to which the holder of Common Units may be subject. Enfusion, Inc. may impose additional restrictions on exchange that it determines to be necessary or advisable so that Enfusion Ltd. LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges Common Units for shares of Class A common stock, the number of Common Units held by Enfusion, Inc. is correspondingly increased as it acquires the exchanged Common Units. Notwithstanding the foregoing, Enfusion Ltd. LLC may, at its sole discretion, in lieu of delivering Class A common stock for any Common Units surrendered for exchange, pay an amount in cash per Common Unit equal to the 5-day volume-weighted average price of the Class A common stock on the date of the receipt of the written notice of the exchange.

Tax Receivable Agreement

As part of our IPO in October 2021, we entered into a Tax Receivable Agreement with certain of our pre-IPO owners that provides for the payment by Enfusion, Inc. to such pre-IPO owners of 85% of the benefits, if any, that Enfusion, Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), as a result of: (i) existing tax basis acquired in the IPO; (ii) increases in existing tax basis and adjustments to the tax basis of the tangible and intangible assets of Enfusion Ltd. LLC as a result of sales or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units in connection with or after the IPO; (iii) Enfusion, Inc.’s utilization of certain tax attributes of certain entities that are taxable as corporations for U.S. federal income tax purposes in which the pre-IPO shareholders hold interests (the “Blocker Companies”); and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The existing tax basis, increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to Enfusion, Inc. and, therefore, may reduce the amount of U.S. federal, state and local tax that Enfusion, Inc. would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. The existing tax basis acquired in the IPO and the increase in existing tax basis and the anticipated tax basis adjustments upon purchases or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Enfusion, Inc. may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of Enfusion, Inc. and not of Enfusion Ltd. LLC. Enfusion, Inc. expects to benefit from the remaining 15% of cash tax benefits, if any, it realizes from such tax benefits. For purposes of the Tax Receivable Agreement, the cash tax benefits is computed by comparing the actual income tax liability of Enfusion, Inc. to the amount of such taxes that Enfusion, Inc. would have been required to pay had there been no existing tax basis, no anticipated tax basis adjustments of the assets of Enfusion Ltd. LLC as a result of purchases or exchanges (or deemed exchanges) or distributions (or deemed distributions) with respect to Common Units and no utilization of certain tax attributes of the Blocker Companies, and had Enfusion, Inc. not entered into the Tax Receivable Agreement. The actual and hypothetical tax liabilities determined in the Tax Receivable Agreement are calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period (along with the use of certain other assumptions). The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless Enfusion, Inc. exercises its right to terminate the Tax Receivable Agreement early, certain changes of control occur (as described in more detail below) or Enfusion, Inc. breaches any of its material obligations under the Tax Receivable Agreement, in which case all obligations generally will be accelerated and due as if Enfusion, Inc. had exercised its right to terminate the Tax Receivable Agreement. The payment to be made upon an early termination of the Tax Receivable Agreement will generally equal the present value of payments to be made under the Tax Receivable

Agreement using certain assumptions. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in existing tax basis and the anticipated tax basis adjustments upon the purchase or exchange (or deemed exchange) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units, as well as the amount and timing of any payments under the Tax Receivable Agreement, varies depending upon a number of factors, including:

●	the timing of purchases or exchanges—for instance, the increase in any tax deductions varies depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Enfusion Ltd. LLC at the time of each purchase or exchange. In addition, the increase in existing tax basis acquired upon the future exchange of Common Units for shares of Class A common stock will vary depending on the amount of remaining existing tax basis at the time of such purchase or exchange;
●	the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Enfusion Ltd. LLC, is directly proportional to the price of shares of our Class A common stock at the time of the purchase or exchange;
●	the extent to which such purchases or exchanges do not result in a basis adjustment—if a purchase or an exchange does not result in an increase to the existing basis, increased deductions will not be available;
●	the amount of tax attributes—the amount of applicable tax attributes of the Blocker Companies at the time of the Reorganization Transactions will impact the amount and timing of payments under the Tax Receivable Agreement;
●	changes in tax rates—payments under the Tax Receivable Agreement are calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed weighted-average state and local income tax rate based on apportionment factors for the applicable period, so changes in tax rates will impact the magnitude of cash tax benefits covered by the Tax Receivable Agreement and the amount of payments under the Tax Receivable Agreement; and
●	the amount and timing of our income—Enfusion, Inc. is obligated to pay 85% of the cash tax benefits under the Tax Receivable Agreement as and when realized. If Enfusion, Inc. does not have taxable income, Enfusion, Inc. is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for a taxable year in which it does not have taxable income because no cash tax benefits will have been realized. However, any tax attributes that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax benefits that will result in payments under the Tax Receivable Agreement.

We expect that as a result of the size of the existing tax basis acquired in the IPO, the increase in existing tax basis and the anticipated tax basis adjustment of the tangible and intangible assets of Enfusion Ltd. LLC upon the purchase or exchange (or deemed exchange) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units and our possible utilization of certain tax attributes, the payments that we may make under the Tax Receivable Agreement will be substantial. We estimate the amount of existing tax basis and basis adjustments acquired in the IPO to be approximately $228.9 million. If all of the Pre-IPO Common Unitholders had exchanged or sold to us all of their outstanding Common Units as of December 31, 2021, we would have recognized a deferred tax asset of approximately $393.9 million and a liability under the Tax Receivable Agreement of approximately $334.3 million, assuming: (i) all exchanges or purchases occurred on the same day, (ii) a price of $20.94 per share, which was the price per share of Class A common stock as of December 31, 2021, (iii) a constant corporate tax rate of 32.13%, (iv) that we would have sufficient taxable income to fully utilize the tax benefits, and (v) no material changes in tax law. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that Enfusion, Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or if distributions directly and/or indirectly to Enfusion, Inc. by Enfusion Ltd. LLC are not sufficient to permit Enfusion, Inc. to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. Late payments under the Tax Receivable Agreement generally will accrue interest at an uncapped rate equal to one-year LIBOR (or its successor rate) plus 500 basis points. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of us by the pre-IPO owners.

In addition, Enfusion, Inc. may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax benefits with respect to all Common Units. In determining such anticipated future cash tax benefits, the Tax Receivable Agreement includes several assumptions, including that: (i) any Common Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination; (ii) Enfusion, Inc. will have sufficient taxable income in each future taxable year to fully realize all potential tax benefits; (iii) Enfusion, Inc. will have sufficient taxable income to fully utilize any remaining net operating losses subject to the Tax Receivable Agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change in control; (iv) the tax rates for future years will be those specified in the law as in effect at the time of termination; and (v) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax benefits are discounted at a rate equal to the lesser of (i) 6.5% per annum and (ii) one-year LIBOR (or its successor rate) plus 100 basis points. Based upon certain assumptions described in greater detail under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” of our final prospectus for our IPO, we estimate that if Enfusion, Inc. had exercised its termination right as of December 31, 2021, the aggregate amount of the early termination payments required under the Tax Receivable Agreement would have been approximately $319.3 million. The foregoing number is merely an estimate and the actual payments could differ materially. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control.

Furthermore, in the event of certain changes of control, if Enfusion, Inc. breaches any of its material obligations under the Tax Receivable Agreement and in certain events of bankruptcy or liquidation, the obligations of Enfusion, Inc. would be automatically accelerated and be immediately due and payable, and Enfusion, Inc. would be required to make an immediate payment equal to the present value of the anticipated future cash tax benefit with respect to all Common Units, calculated based on the valuation assumptions described above. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. As a result, Enfusion, Inc. could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual cash tax benefits that Enfusion, Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement or that are prior to the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. Changes in law or changes in tax rates following the date of acceleration may also result in payments being made in excess of the future tax benefits, if any.

Decisions made by our pre-IPO owners in the course of running our business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement are based on the tax reporting positions that we will determine. Enfusion, Inc. will not be reimbursed for any payments previously made under the Tax Receivable Agreement if any of the tax attributes subject to the Tax Receivable Agreement are successfully challenged by the IRS, although such amounts may reduce our future obligations, if any, under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of Enfusion, Inc.’s cash tax benefits.

Registration Rights Agreement

In connection with the Reorganization Transactions, we entered into a registration rights agreement with our pre-IPO owners, which provides for customary “demand” registrations and “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Employment Agreements

We have entered into employment agreements with our named executive officers. For more information regarding the agreements with our named executive officers, see “Executive Compensation-Executive Employment Arrangements.”

Director and Executive Officer Compensation

See the sections titled “Executive Compensation” and “Non-Employee Director Compensation” for information regarding compensation of our directors and named executive officers.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to our Company or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, Bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

Our nominating and corporate governance committee charter provides that our nominating and corporate governance committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of any class of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members.

Certain of the transactions described above were entered into prior to the adoption of this policy. Accordingly, such transactions were approved by disinterested members of our Board after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party. Any related party transactions entered into after we adopted this policy were approved by our nominating and corporate governance committee after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2021, all required reports were filed on a timely basis under Section 16(a), with the exception of the following: Mr. Malherbe and Malherbe Investments LLC failed to file one Form 3 and one Form 4 related to one transaction during fiscal 2021, which were subsequently filed in February 2022; LRA Ventures, LLC failed to file one Form 3 and one Form 4 related to one transaction during fiscal 2021, which were subsequently filed in April 2022; CSL Tech Holdings, LLC failed to file one Form 3 and one Form 4 related to one transaction during fiscal 2021; and FTV IV, L.P. and Bradford E. Bernstein failed to file one Form 4 related to one transaction during fiscal 2021, which was subsequently filed in April 2022.

Stockholders Sharing the Same Address

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Enfusion, Inc., 125 South Clark Street, Suite 750, Chicago, IL 60603 or by emailing a request to investors@enfusion.com. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Enfusion, Inc. at the address above or by emailing a request to investors@enfusion.com.

2021 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2021 are included in our Annual Report on Form 10-K for the year ended December 31, 2021, which we will make available to stockholders at the same time as this Proxy Statement. Our 2021 Annual Report and this Proxy Statement are posted on our website at https://ir.enfusion.com/ and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2021 Annual Report without charge by sending a written request to Investor Relations, Enfusion, Inc., 125 South Clark Street, Suite 750, Chicago, IL 60603.

*   *   *

Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS

Chicago, Illinois

April 29, 2022

VIEW MATERIALS & VOTE w SCAN TO ENFUSION, INC. 125 SOUTH CLARK STREET SUITE 750 CHIGAGO, IL 60603 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D85811-Z82819 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ENFUSION, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. All All Except ! ! ! 1. Election of Class I Directors Nominees: 1) Bradford E. Bernstein 2) Thomas Kim 3) Larry Leibowitz The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted on by the proxy holders in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D85812-Z82819 ENFUSION, INC. Annual Meeting of Stockholders June 16, 2022 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas Kim and Blake Nielsen, or either of them, as proxies, each with the power to appoint its substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ENFUSION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on Thursday, June 16, 2022, at New York Hilton Midtown, 1335 6th Ave, New York, NY 10019, and any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side